EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:

Kristin A. Kreuder, Vice President and General Counsel

Trans-Lux Corporation

phone: 203-642-5833

e-mail: kkreuder@trans-lux.com

Trans-Lux Corporation Concludes

Successful Annual Meeting

New York, NY (October 9, 2013) – Trans-Lux Corporation’s President and CEO hosted shareholders at the Company’s Cartersville, Georgia office for the Company’s Annual Meeting of Stockholders, held on October 2, 2013.

During the meeting, the shareholders approved all proposals made by the Board of Directors, including a reverse/forward stock split.  President & CEO J.M. Allain commented that “the reverse/forward split is intended, among other things, to result in a price level for our Common Stock that will broaden institutional investor interest.  By decreasing the number of our shares of Common Stock outstanding, we believe we will be able to raise our Common Stock price to a level where it will be viewed more favorably by potential investors”.

Following the Shareholder’s meeting, the Board set the ratios for the reverse split at 1-for-1,000, immediately followed by a forward split by a ratio of 40-for-1.  The Company is in the process of implementing the reverse/forward stock split, however there can be no assurance as to the timing of when the reverse/forward stock split will be implemented.

For more information, visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation (TNLX) is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit www.Trans-Lux.com.

EXHIBIT 99.1

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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